Exhibit 4.2

FORM OF WARRANT TO PURCHASE COMMON STOCK

ERNEXA THERAPEUTICS, INC.

Number of Shares: [   ] (subject to adjustment)

CUSIP: [--]
ISIN: [--]	Initial Exercise Date: February 10, 2026

Ernexa Therapeutics, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cede & Co. or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [    ] shares of common stock, $0.005 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.68 (the “Exercise Price”), in each case as adjusted from time to time as provided in Section 9, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the earlier of (i) one hundred eighty (180) calendar days following the public release by the Company of clinical trial data from the first cohort of the Phase 1 study of ERNA-101 and (ii) the fifth (5th) anniversary of the date hereof (the “Termination Date”). This Warrant shall initially be issued and maintained in the form of a security held in book-entry form and The Depository Trust Company or its nominee (“DTC”) shall initially be the sole registered holder of this Warrant, subject to a Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply from and after the receipt by such Holder of such certificated Warrant.

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Holder, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any Attribution Parties and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the board of directors of the Company shall use its good faith judgment to determine the fair market value. The determination of the board of directors of the Company shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)	“Commission” means the U.S. Securities and Exchange Commission.

(e)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

(f)	“Group” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act, and all related rules, regulations and jurisprudence.

(g)	“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated or unincorporated association, joint venture, government (or an agency or subdivision thereof) or any other entity or organization.

(h)	“Principal Trading Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Initial Exercise Date, shall be the Nasdaq Global Select Market.

(i)	“Registration Statement” means the Company’s Registration Statement on Form S-1 (File No. 333-293150), declared effective on February 5, 2026.

(j)	“Securities Act” means the U.S. Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

(k)	“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Principal Trading Market with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Initial Exercise Date was “T+1.”

(l)	“Trading Day” means any day on which the Common Stock are traded on the Trading Market, or, if the Trading Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market in the United States on which the Common Stock are then traded, provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 P.M., New York City time).

(m)	“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

(n)	“Transfer Agent” means Computershare Trust Company, N.A., the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

(o)	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(p)	“Warrant Agency Agreement” means that certain warrant agency agreement, dated on or about the Initial Exercise Date, between the Company and the Warrant Agent.

(q)	“Warrant Agent” means Computershare Inc., and its affiliate, Computershare Trust Company, N.A., collectively, and any successor entity appointed in such capacity.

2. Issuance of Securities; Registration of Warrants. The Warrant, as initially issued by the Company, is offered and sold pursuant to the Registration Statement. As of the Initial Exercise Date, the Warrant Shares are issuable under the Registration Statement. Accordingly, the Warrant and, assuming issuance pursuant to the Registration Statement or an exchange meeting the requirements of Section 3(a)(9) of the Securities Act as in effect on the Initial Exercise Date, the Warrant Shares, are not “restricted securities” under Rule 144 promulgated under the Securities Act. The Warrant Agent shall register ownership of this Warrant, upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to compliance with all applicable securities laws, the Company shall, or will cause the Warrant Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, together with a written assignment of this Warrant substantially in the form attached hereto as Schedule 2 duly executed by the Holder, accompanied by a signature guarantee (a “Signature Guarantee”) from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and payment for all applicable transfer taxes (if any). Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause the Warrant Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company and the Warrant Agent may treat the registered Holder hereof as the owner and holder for all purposes, and the Company and the Warrant Agent shall not be affected by any notice to the contrary. If this Warrant is not held in global form through DTC (or any successor depositary) and subject to compliance with applicable securities laws, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Warrant Agent, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with this Section 3, as to any transfer which may be involved in such division or combination, the Company and the Warrant Agent shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

4. Exercise of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Warrant (including Section 11) at any time and from time to time on or after the Initial Exercise Date and on or before the Termination Date. Notwithstanding the foregoing, the Warrant when surrendered for exercise shall be accompanied by the form attached hereto as Schedule 1 properly completed and duly executed by the Holder and accompanied by a Signature Guarantee, and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(b) The Holder may exercise this Warrant by delivering to the Warrant Agent (with a copy to the Company) (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed by an authorized officer of the Holder, of the Holder’s election to exercise this Warrant for Warrant Shares and (ii) payment in cash of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised and the date on which the last of such items is delivered to the Warrant Agent (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any. The Holder, the Warrant Agent and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Exercise Notice within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(c) Notwithstanding the foregoing in this Section 4, a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), may effect exercises made pursuant to this Section 4 by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable), provided that such function is enabled by DTC, subject to a Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply from and after the receipt by such Holder of such certificated Warrant.

5. Delivery of Warrant Shares.

(a) If this Warrant is being exercised for Warrant Shares, upon exercise of this Warrant, the Company shall, or shall cause the Transfer Agent to, promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period following the Exercise Date), upon the request of the Holder, credit such aggregate number of shares of Common Stock specified by the Holder in the Exercise Notice and to which the Holder is entitled pursuant to such exercise (the “Exercise Shares”) to (i) the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian system or (ii) in book-entry form via a direct registration system (“DRS”) maintained by or on behalf of the Transfer Agent, in each case, so long as either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or the resale of such Warrant Shares by the Holder, or (B) the Exercise Shares are eligible for resale by the Holder without volume or manner-of-sale restrictions pursuant to Rule 144 promulgated under the Securities Act. If (A) and (B) above are not true, the Company shall cause the Transfer Agent to either (i) record the Exercise Shares in the name of the Holder or its designee on the certificates reflecting the Exercise Shares with an appropriate legend regarding restriction on transferability, which shall be issued and dispatched by overnight courier to the address as specified in the Exercise Notice, and on the Company’s share register or (ii) issue such Exercise Shares in the name of the Holder or its designee in restricted book-entry form in the Company’s share register. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account, the date of the book entry positions or the date of delivery of the certificates evidencing such Exercise Shares, as the case may be.

(b) In addition to any other rights available to the Holder, if this Warrant is being exercised for Warrant Shares and if the Company fails to deliver, or cause the Transfer Agent to deliver, to the Holder or its designee Exercise Shares in the manner required pursuant to Section 5(a) within the Standard Settlement Period following the Exercise Date (other than a failure caused by incorrect or incomplete information provided by Holder to the Company) and the Holder or the Holder’s broker on its behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”) but did not receive within the Standard Settlement Period, then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s sole discretion, promptly honor its obligation to deliver to the Holder or its designee the Exercise Shares pursuant to Section 5(a) and pay cash to the Holder in an amount equal to the excess (if any) of the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In, less the product of (A) the number of shares of Common Stock purchased in the Buy-In, times (B) the Closing Sale Price of a share of Common Stock on the Exercise Date. The Holder shall provide the Company with written notice promptly after the occurrence of a Buy-In, indicating the amounts payable to the Holder in respect of the Buy-In together with the applicable confirmations and other evidence reasonably requested by the Company.

(c) To the extent permitted by law and subject to Section 5(b), the Company’s obligations to issue and deliver Warrant Shares, as the case may be, in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Subject to Section 5(b), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Exercise Shares; provided, however, that the Holder shall not be entitled to both (i) require the Company to reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 5(a).

6. Charges, Taxes and Expenses. Issuance and delivery of Exercise Shares shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable contractual indemnity, if requested by the Company (but which, in the case of any Warrant held in book entry form through DTC, shall not include the posting of any bond). If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon delivery of this Warrant and the issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant (the “Number of Warrant Shares”) are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock issued and outstanding on the Initial Exercise Date and in accordance with the terms of such stock on the Initial Exercise Date or as amended, that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock of the Company, then in each such case the Number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Number of Warrant Shares shall be recomputed accordingly as of the close of business on such record date and thereafter the Number of Warrant Shares shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii), (iii) or (iv) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or issuance.

(b) Pro Rata Distributions. If, at any time while this Warrant is outstanding, the Company shall declare or make any dividend or other pro rata distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but, for the avoidance of doubt, excluding any distribution of shares of Common Stock subject to Section 9(a), any distribution of Purchase Rights (as defined below) subject to Section 9(c) and any Fundamental Transaction (as defined below) subject to Section 9(d)) (a “Distribution”) then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage (as defined below)) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution; provided that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation.

(c) Purchase Rights. If, at any time while this Warrant is outstanding, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property, in each case pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights; provided that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation). As used in this Section 9(c), (i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities and (ii) “Convertible Securities” mean any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(d) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction), or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (including any Distributions or Purchase Rights then held in abeyance pursuant to Sections 9(b) or 9(c) above) without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (d) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction type. If the Company undertakes a Fundamental Transaction in which the Company is not the surviving entity and the Alternate Consideration includes securities of another Person, then the Company shall provide that, prior to or simultaneously with the consummation of such Fundamental Transaction, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as the Holder is entitled to receive in accordance with the foregoing provisions, and to assume the other obligations under this Warrant. The provisions of this paragraph (d) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction.

Notwithstanding the foregoing, and without limiting Section 11 hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 9(d) to permit a Fundamental Transaction without the assumption of this Warrant.

(e) Number of Warrant Shares. Simultaneously with any adjustment to the Number of Warrant Shares pursuant to Section 9, the Exercise Price shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased Number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest one-tenth of one cent or the nearest share in accordance with Section 12.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.

(h) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction contemplated by Section 9(d), other than a Fundamental Transaction under clause (iii) of Section 9(d), then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such Fundamental Transaction at least thirty (30) days prior to the date such Fundamental Transaction is consummated. In the event any notice contemplated by this Section 9(h) and the contents thereof shall be deemed to constitute material non-public information, the Company shall (on the same time frame set forth in the applicable sentence above) offer the Holder the ability to sign a confidentiality agreement related thereto sufficient to allow the Holder to receive such notice (which offer shall not impart material non-public information to the Holder and which offer the Holder may, in its sole discretion, determine whether to accept or refuse to accept), and the Company shall deliver such notice immediately upon execution of such confidentiality agreement. Holder agrees to maintain any information disclosed pursuant to this Section 9(h) in confidence until such information is publicly available, and shall comply with applicable law with respect to trading in the Company’s securities following receipt of any such information.

(i) Voluntary Adjustment By Company. Subject to the rules and regulations of the Principal Trading Market, the Company may at any time during the term of this Warrant, reduce the then-current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

10. Payment of Exercise Price. This Warrant may only be exercised for cash.

11. Limitations on Exercise. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 4 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Holder (together with the Holder’s Affiliates and its Attribution Parties), would beneficially own in excess of the Maximum Percentage (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 11, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith and the calculations required under this Section 11. To the extent that the limitation contained in this Section 11 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Notice shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 11, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Maximum Percentage” shall be 4.99% (or, upon election by the Holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon written notice to the Company, may increase or decrease the Maximum Percentage provisions of this Section 11, provided that the Maximum Percentage in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 11 shall continue to apply. Any increase in the Maximum Percentage will not be effective until the 61st day after such written notice is delivered to the Company. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant would result in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of this Warrant so exercised shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this Section 11 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11 to correct this Section 11 (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 11 shall apply to a successor holder of this Warrant. Notwithstanding anything to the contrary contained in this Section 11, this Section 11 shall not apply to any Holder that, together with its Affiliates and Attribution Parties, beneficially owns in excess of 19.99% of the outstanding shares of Common Stock as of the Initial Exercise Date.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered confirmed e-mail at the e-mail address specified in the books and records of the Transfer Agent prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via confirmed e-mail at the e-mail address specified in the books and records of the Transfer Agent on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery. Notice to the Company shall be delivered, mailed or sent to Ernexa Therapeutics, Inc., 1035 Cambridge Street, Suite 18A, Cambridge, MA 02141, Attention: Sanjeev Luther, President and Chief Executive Officer and with a copy to Lucosky Brookman LLP, 101 Wood Avenue South, 5th Floor, Woodbridge, NJ 08830, Attention: Joseph Lucosky.

14. Miscellaneous.

(a) No Rights as a Stockholder. Except as otherwise set forth in this Warrant, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Further Assurances. Except as and to the extent waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. Before taking any action that would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c) Successors and Assigns. Subject to compliance with applicable securities laws and restrictions on transfer set forth in this Warrant, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(d) Amendment and Waiver. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the beneficial holders of Warrants representing at least a majority of the shares of Common Stock underlying the Warrants then outstanding. Any such amendment shall apply to all Warrants outstanding and be binding upon all holders of such Warrants.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY, THE WARRANT AGENT AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY, THE WARRANT AGENT AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY, THE WARRANT AGENT AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g) Remedies. Each of the Holder and the Company acknowledges and agrees that any breach of this Warrant agreement by the other party may cause irreparable harm to the non-breaching party and that money damages may be an inadequate remedy to protect the non-breaching party therefrom, and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for any breach by a party or any of its Representatives of this Warrant agreement but shall be in addition to any and all other remedies available to the non-breaching party at law or in equity.

(h) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(i) Severability. If any part or provision of this Warrant is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Warrant shall remain binding upon the parties hereto.

(j) Warrant Agency Agreement. This Warrant is issued subject to the Warrant Agency Agreement. To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agency Agreement, the provisions of this Warrant shall govern and be controlling with respect to the rights and obligations between the Holder and the Company, provided that, with respect to the rights, duties, obligations, protections, immunities and liability of the Warrant Agent, the Warrant Agency Agreement shall govern and control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Warrant Agent has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

ERNEXA THERAPEUTICS, INC.

By:
Name:	Sanjeev Luther
Title:	Chief Executive Officer

Warrant Agent:

COMPUTERSHARE INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant.]

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No. ___ (the “Warrant”) issued by Ernexa Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase ____Warrant Shares pursuant to the Warrant.

(3) The Holder shall pay the sum of $____in immediately available funds to the Company in accordance with the terms of the Warrant.

(4) Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant. The Warrant Shares shall be delivered (check one):

☐	to the following DWAC Account Number:___________________________________

☐	in book-entry form via a direct registration system

☐	by physical delivery of a certificate to: ____________________________________________________

☐	in restricted book-entry form in the Company’s share register

(5) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder, together with its Affiliates and Attribution Parties, will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11 of the Warrant to which this notice relates.

Dated:

Name of Holder:

By:

Name:

Title:

Signature Guaranteed:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

SCHEDULE 2 ASSIGNMENT FORM

[To assign the foregoing Warrant, execute this form and supply required information.

Do not use this form to purchase shares.]

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: __________________________________________________________________________________________

Address:________________________________________________________________________________________

Phone Number: ___________________________________________________________________________________

Email Address:____________________________________________________________________________________

Dated: ___________________, _________

Holder’s Signature:_________________________________________________________________________________

Holder’s Address:_________________________________________________________________________________

Signature Guaranteed: